Exhibit 10.1

TRANSITION AND SEPARATION AGREEMENT AND GENERAL RELEASE
This Transition and Separation Agreement and General Release (the “Agreement”) is entered into by and among Marcy D. Mutch (“Employee”), First Interstate BancSystem, Inc. (the “Company”) and First Interstate Bank (the “Bank” and, together with the Company, “First Interstate”) with the Agreement to be effective as of February 24, 2025 (the “Effective Date”).

RECITALS

Whereas, Employee serves as Chief Financial Officer of First Interstate (the “CFO”) pursuant to an employment agreement (the “Employment Agreement”), dated as of August 19, 2021, entered into by and between the Company, Bank and Employee (collectively, the “Parties”);

Whereas, Employee will continue to serve as the CFO for a Transition Period (as defined below) pursuant to the terms of this Agreement;

Whereas, Employee and First Interstate acknowledge and agree that at the end of the Transition Period, Employee will cease to serve as CFO for First Interstate;

Whereas, Employee has served as an executive of First Interstate for a lengthy period and has extensive institutional knowledge of First Interstate and its operations;

Whereas, First Interstate desires to employ Employee as an Executive Advisor during an Executive Advisor Period (as defined below), following the Transition Period, pursuant to the terms of this Agreement, and to retain her as a consultant following the end of the Executive Advisor Period;

Whereas, First Interstate acknowledges that continuing service to First Interstate during the Transition Period and the Executive Advisor Period will delay Employee’s retirement; and

Whereas, Employee and First Interstate acknowledge and agree that they desire to enter into this Agreement setting forth the terms and conditions of Employee’s transition through a period of time in order to support a smooth succession.

Now, therefore, in consideration of the mutual promises and covenants set forth herein, Employee and First Interstate hereby agree as follows:

AGREEMENT
1.Transition Period. Employee will continue to serve as the Chief Financial Officer during the period (the “Transition Period”) from February 24, 2025 (the “Transition Date”) through May 31, 2025 (the “Specified CFO Separation Date”). Notwithstanding the foregoing, the Transition Period will be deemed to end on the earliest of the following dates and the Executive Advisor Period and Consulting Period pursuant to Sections 2 and 4 shall never commence in the event of Employee’s termination of employment with First Interstate for any of the following reasons (“Early Transition Period Termination Event”): (i) the Board’s termination of Employee’s employment for Cause (as defined in the Employment Agreement and modified by Section 1(h) below) at any time without prior notice to Employee (which the Board of Directors of the Company (the “Board”) full authority to do pursuant to this Agreement), (ii) Employee’s termination by the Board without Cause or by Employee for Good Reason (as defined in the Employment Agreement), (iii) Employee’s death, (iv) Employee’s termination due to Disability (as defined in the Employment Agreement), or (v) Employee’s termination without Good Reason. For the avoidance of doubt, (a) if Employee’s employment is terminated by the Company without Cause or by Employee for Good Reason during the Transition Period, Employee shall be entitled to the payments and benefits set forth in Section 4 of the Employment Agreement (and, to the extent applicable, Section 5 of the Employment Agreement); (b) if Employee’s employment is terminated as a result of death or disability, Section 6 of the Employment Agreement shall apply; and (c) if Employee’s employment is terminated by Employee without Good Reason, Section 7 of the Employment Agreement shall apply. For avoidance of doubt, in the event of the Board’s termination of Employee’s employment for Cause during the Transition Period, the procedural protections under Section 8 of the Employment Agreement shall continue to apply to Employee.
a)During the Transition Period, Employee shall continue to report to the Chief Executive Officer of the Company (the “CEO”) and shall have duties and responsibilities that are substantially the same as her existing duties and responsibilities (the “Transition Duties”).
b)During the Transition Period, Employee shall receive Employee’s base salary at the rate in effect as of the date hereof. Any increases to base salary during the Transition Period will be at the discretion of the CEO and subject to approval by the Company’s Compensation and Human Capital Committee.
c)The amount of Employee’s short-term incentive for 2024 (payable in 2025) shall be based on First Interstate’s actual achievement of business performance objectives and Employee’s achievement of personal performance objectives in a manner consistent with how such objectives are determined for other executive officers of First Interstate and paid at the same time as short-term incentive awards are paid to executive officers of First Interstate and in all events, each short-term incentive award will be paid in the calendar year following the calendar year to which the short-term incentive award relates. During the Transition Period, Employee shall continue to participate in First Interstate’s annual short-term incentive award based on Employee’s current target short-term incentive opportunity. The actual amount of the short-term incentive award for services rendered during the Transition Period (in 2025, paid in 2026) shall be in an amount determined by the CEO based on First Interstate’s actual achievement of business performance objectives and Employee’s achievement of personal performance objectives in a manner consistent with how such objectives are determined for other executive officers of First Interstate, prorated for the Transition Period, and paid at the same time as short-term incentive awards are paid to executive officers of First Interstate and in all events, each short-term incentive award will be paid in the calendar year following the calendar year to which the short-term incentive award relates (with Employee to be eligible for a separate prorated annual bonus amount during the Executive Advisor Period as described in Section 2(f) below). Notwithstanding anything to the contrary set forth in any agreement or program document, Employee shall not be required to be employed on the bonus payment date to be entitled to receive the 2024 or 2025 annual short-term incentive award.
d)During the Transition Period, Employee shall continue to participate in First Interstate’s long-term incentive award program.
e)During the Transition Period, Employee shall continue to accrue paid vacation and shall remain eligible for all employee benefit plans available to executive officers of First Interstate through the Specified CFO Separation Date. First Interstate shall also continue to reimburse Employee for all reasonable business expenses incurred by Employee in the course of performing her Transition Duties in accordance with Company policies applicable to executive officers of First Interstate.
f)All payments made to Employee during the Transition Period shall occur on customary payment dates and will be subject to standard payroll deductions and withholdings.
g)The parties agree that none of the changes set forth in this Agreement shall constitute or give rise to “Good Reason” as defined in the Employment Agreement.
h)For purposes of Employee’s rights under this Agreement, “Cause”, as defined in the Employment Agreement, shall be modified to include a material breach by Employee of any provision of this Agreement, including, without limitation, in connection with performing the Transition Duties.
i)In the event that the Transition Period ends as a result of Employee’s termination of employment with First Interstate due to an Early Transition Period Termination Event, such date of Employee’s termination of employment will constitute a “Separation from Service” as contemplated by Treasury Regulation Section 1.409A-1(h)(ii).
2.Executive Advisor Period. Provided the Transition Period did not end as a result of Employee’s termination of employment due to an Early Transition Period Termination Event, Employee will serve as the Executive Advisor during the period (the “Executive Advisor Period”) beginning on the day immediately following the last day of the Transition Period (the “Advisor Start Date”) through (i) the later of (x) six months from the end of the Transition Period, or (y) December 31, 2025; or (ii) the date of termination of Employee’s employment for Cause (as defined in the Employment Agreement and modified by Section 1(h) above) during the Executive Advisor Period (the “Separation Date”). Notwithstanding the foregoing, the CEO may terminate Employee’s employment for Cause (as defined in the Employment Agreement and modified by Section 1(h) above) at any time without prior notice to Employee and the Consulting Period pursuant to Section 4 shall never commence. The actual date of Employee’s termination of employment under this Agreement shall be referred to herein as the “Separation Date”

a)The Parties agree that, provided that the Transition Period did not end as a result of Employee’s termination of employment due to an Early Transition Period Termination Event, the end of the Transition Period will constitute a Termination Upon Retirement under Section 7 of the Employment Agreement (but not for retirement and other benefit plan purposes), and that Employee’s continued employment during the Executive Advisor Period is governed solely by this Agreement and the terms of the various benefit plans (group health, retirement plans and otherwise) in which Employee participates and not by the Employment Agreement. For the avoidance of doubt, if Employee’s employment is terminated by the Company during the Executive Advisor Period for any reason, Employee shall not be entitled to the payments and benefits set forth in the Employment Agreement.
b)Pursuant to Section 9 of the Employment Agreement, Employee’s service as a Director of First Interstate Bank, any affiliate of First Interstate Bank, and the First Interstate BancSystem Foundation shall terminate immediately upon the end of the Transition Period. This Section 2(b) shall constitute a resignation notice for such purposes.
c)Effective as of the end of the Transition Period, Employee shall cease to be an executive officer of First Interstate and all of its affiliates. Employee agrees to take all actions reasonably requested by First Interstate in order to effect the forgoing.
d)During the Executive Advisor Period, Employee shall continue to report to the Chief Executive Officer of the Company (the “CEO”) and shall have duties and responsibilities that are defined by the CEO and that the CEO may modify from time to time in the CEO’s sole discretion (the “Executive Advisor Duties”) The Executive Advisor Duties are anticipated to include, subject to the CEO’s discretion, providing strategic continuity and high-level support to the Company; assisting the CEO with the CFO transition; acting as a liaison between the Board, executive management, and the investment community as requested by the CEO; coordinating cross-functional initiatives; and assisting with investor relations until the new CFO or Interim CFO assumes that responsibility.
e)During the Executive Advisor Period, Employee shall receive Employee’s base salary at the rate in effect as of the last day of the Transition Period.
f)During the Executive Advisor Period, Employee shall continue to participate in First Interstate’s annual short-term incentive award based on Employee’s target short term incentive opportunity. The actual amount of the short-term incentive award for services rendered during the Executive Advisor Period shall be in an amount determined by the CEO based on First Interstate’s actual achievement of business performance objectives and Employee’s achievement of personal performance objectives in a manner consistent with how such objectives are determined for other executive officers of First Interstate and paid at the same time as short-term incentive awards are paid to executive officers of First Interstate, and in all events, each short-term incentive award will be paid in the calendar year following the calendar year to which the short-term incentive award relates. The target short-term incentive amount during the Executive Advisor Period shall be 75% of the target short-term incentive amount as of the last day of the Transition Period. The amount of short-term incentive for Executive Advisor Period Services in 2025 (payable in 2026) shall be awarded based on actual Company and Employee performance and shall be prorated for the Executive Advisor Period. Notwithstanding anything to the contrary set forth in any agreement or program document, Employee shall not be required to be employed on the bonus payment date to be entitled to receive a prorated annual short term incentive award.
g)During the Executive Advisor Period, Employee shall continue to be eligible to have existing long-term incentive awards vest according to their terms.
h)During the Executive Advisor Period, Employee shall continue to accrue paid vacation and shall remain eligible for all employee benefit plans available to executive officers of First Interstate through the Separation Date, in accordance with the terms of such plans, including eligibility provisions. First Interstate shall also continue to reimburse Employee for all reasonable business expenses incurred by Employee in the course of performing her Executive Advisor Duties in accordance with Company policies applicable to executive officers of First Interstate.
i)All payments made to Employee during the Executive Advisor Period shall occur on customary payment dates and will be subject to standard payroll deductions and withholdings.
j)During the Executive Advisor Period, the Parties agree that Employee shall be available to the CEO and other executive officers as requested by the CEO, and that Employee shall work in the office at the Company’s headquarters or remotely as requested by the CEO. Employee shall have reasonable access to executive assistance and the First Interstate finance team during Executive Advisor Period.
k)During the Executive Advisor Period, Employee may not, at any time, act as a representative for or on behalf of the Company or its affiliates for any purpose or transaction, and may not bind or otherwise obligate the Company or its affiliates in any manner whatsoever, without obtaining the prior written approval of the CEO therefor.
3.Separation of Employment.
a)For purposes of this Agreement, the Parties agree that a “Separation from Service” as contemplated by Treasury Regulation Section 1.409A-1(h)(ii) shall occur on the Separation Date, provided that the Transition Period did not end as a result of Employee’s termination of employment due to an Early Transition Period Termination Event (in which case such “Separation of Service” will have occurred on the date of the Early Transition Period Termination Event).
b)As soon as practicable following the Separation Date, payment for all earned but unpaid salary, paid time off and reimbursable expenses will be deposited into Employee’s account.
c)First Interstate shall provide for twelve (12) months, at First Interstate’s expense, nontaxable medical (including any employer contributions to a health savings account), health, vision and dental coverage substantially comparable, as reasonably available, to the coverage maintained by First Interstate for Employee prior to Employee’s separation from service, except to the extent such coverage may be changed in its application to all First Interstate’s employees and then the coverage provided to Employee shall be commensurate with such changed coverage. Notwithstanding the foregoing, if applicable law (including, but not limited to, laws prohibiting discriminating in favor of highly compensated employees), or, if participation by Employee is not permitted under the terms of the applicable health plans, or if providing such benefits would subject First Interstate to penalties, then First Interstate shall pay Employee a cash lump sum payment reasonably estimated to be equal to the premiums for such nontaxable medical, health, vision and dental coverage, with such payment to be made by lump sum within thirty (30) business days of the Separation Date, or if later, the date on which First Interstate determines that such insurance coverage (or the remainder of such insurance coverage) cannot be provided for the foregoing reasons.
d)Other than the obligations of First Interstate as set forth under the terms of this Agreement, including with respect to the Consulting Period, or under a benefit, retirement (including the Company’s Non-Qualified Deferred Compensation Plan), or equity plan sponsored or maintained by First Interstate, Employee represents and agrees that, as of the Separation Date, Employee shall not be entitled to any other wages, salary, bonuses (other than any short-term incentive award related to a previous or current calendar year that has not been paid in accordance with the terms of this Agreement) , or any other compensation or reimbursements from First Interstate including, but not limited, to compensation under the Employment Agreement.
e)Unless the Transition Period ended as a result of Employee’s termination of employment due to an Early Transition Period Termination Event, effective as of the Separation Date, Employee’s employment with First Interstate and all of its affiliates shall terminate and Employee shall cease to be an employee of all of the foregoing and Employee agrees to take all actions reasonably requested by First Interstate in order to effect the forgoing.
4.Consulting Period
a)Provided that Employee’s employment with First Interstate is not terminated prior to the Separation Date, from and following the Separation Date through the first anniversary of the Separation Date (or such earlier date as determined pursuant to this Section 4) (such applicable date, the “Consulting Period End Date,” and such period between the Separation Date through the Consulting Period End Date, the “Consulting Period”), Employee shall serve as a non-employee consultant to the Company providing such transition and advisory services to the Company, as may be reasonably requested by the Company from time to time during the Consulting Period (the “Consulting Services”). The Company and Employee intend such Consulting Services will constitute less than 20% of the average level of services provided by Employee in the thirty-six months prior to the Separation Date.
b)As soon as practicable following the beginning of the Consulting Period, Executive shall be granted a long-term incentive award pursuant to the Company’s 2023 Equity Incentive Plan (the “Equity Plan”) with an aggregate grant date value of eight hundred and sixty thousand dollars ($860,000) (“Consulting Grant”) as compensation for the Consulting Services. The Consulting Grant shall be in the form of time-based restricted stock units that vest on the Consulting Period End Date, subject to continued performance of the Consulting Services through such vesting date, without exception other than as provided in Section 4(c) below related to the Employee’s termination without cause (as defined below). The terms and conditions of the Consulting Grant shall be subject to the final approval by the Board or a committee of the Board and set forth in the applicable award agreement. As a condition to receiving the Consulting Grant and any other benefits relating to the Consulting Services, Employee must execute and not revoke the Reaffirmation (as set forth on Exhibit A).
c)The Consulting Period may be terminated by Employee prior to the Consulting Period End Date upon 30 days prior written notice to the Company. Employee agrees and acknowledges that, subject to the exceptions set forth in Section 5 of this Agreement, Employee shall not use or disclose any Confidential Information (as defined in the Employment Agreement) made available to Employee or to which Employee has access to during the Consulting Period. The Consulting Period may be terminated by the Company prior to the Consulting Period End Date upon 30 days prior written notice to Employee; provided, that in the event that the Consulting Period is terminated by the Company prior to the Consulting Period End Date without cause, the Company shall deem the Consulting Services as performed through the end of the Consulting Period for purposes of Section 4(b) of this Agreement (and, for avoidance of doubt, the equity award described in Section 4(b) would vest and settle on the Consulting Period End Date). For purposes of this Section 4(c), a termination of the Consulting Period upon the occurrence of one of the following events will not be deemed to be a termination without cause: (i) willful dishonesty in performing the Consulting Duties; or (ii) material incompetence in performing the Consulting Duties; (iii) willful misconduct that in the judgment of the CEO will likely cause economic damage to First Interstate or injury to the business reputation of First Interstate; (iv) intentional failure to performing the Consulting Services after written notice thereof from First Interstate; (v) willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) that reflect adversely on the reputation of First Interstate, any felony conviction, any violation of law involving moral turpitude, or any violation of a final cease-and-desist order; or (vi) material breach by Employee of any provision of this Agreement.
d)It is understood and agreed that Employee shall perform the Consulting Services as an independent contractor, and the Consulting Services provided under Section 4 of this Agreement are not intended by the parties to establish an employment relationship. Employee may not, at any time, act as a representative for or on behalf of the Company or its affiliates for any purpose or transaction, and may not bind or otherwise obligate the Company or its affiliates in any manner whatsoever, without obtaining the prior written approval of the Company therefor. Employee shall be solely responsible for the payment of any federal, state or local income, withholding or payroll taxes owed by Employee solely due to the receipt of compensation for providing Consulting Services under this Agreement, and shall indemnify, defend and hold harmless the Company and its affiliates, officers, directors, employees, agents, successors and assigns from any claims, assessments or liabilities from a taxing authority relating to any such taxes. In her capacity as a consultant, Employee shall not be entitled to participate in any employee benefit plans of the Company or any of its affiliates (provided that Employee may participate in the benefit plans of the Company and its affiliates in her status as a former employee of the Company where applicable).
5.Employee Protection. Nothing in this Agreement or otherwise limits Employee’s ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (the “SEC”) or any other federal, state, local or international governmental agency or commission (“Government Agency”) regarding possible legal violations, without disclosure to First Interstate. First Interstate may not retaliate against Employee for any of these activities, and nothing in this Agreement or otherwise requires Employee to waive any monetary award or other payment that Employee might become entitled to from the SEC or any other Government Agency.
6.Release in Full of all Claims.
a)For purposes of this Agreement, “Released Parties” means First Interstate and any of its past and present affiliated or related corporations, banks, and businesses; its predecessors and successors; and its past and present trustees, directors, officers, board members, agents, representatives, employees, and attorneys, past and present, and any other person or entity who might be claimed to be liable, including the marital estate of the Released Party.
b)In consideration for the payments and benefits by First Interstate to Employee set forth in this Agreement, Employee agrees that Employee will comply with the terms set forth in this Agreement; and Employee hereby acknowledges full and complete satisfaction of and fully releases and forever discharges the Released Parties from any and all claims, obligations, duties, damages or liabilities, known or unknown, arising out of or in any way related to Employee’s employment with First Interstate, including without limitation, state and federal common law or statutory claims regulating employment; and any and all tort, contract, common law, or statutory claims of any kind whatsoever. Specifically, the claims Employee is releasing hereby include, but are not limited to:
(i)Claims for discrimination or retaliation,
(1)on the basis of taking a leave of absence, including in violation of the Family and Medical Leave Act, and its state equivalent, and any state or local paid sick leave laws; workers' compensation statutes; the Americans with Disabilities Act, as amended, and its state equivalent; USERRA; any federal, state or local laws protecting sick, injured, or disabled workers; or
(2)on the basis of a denial of leave under any local, state or federal law allowing for such leave; or
(3)on the basis of race, color, sex, national origin, ancestry, religion, marital status, sexual orientation or any other characteristic protected under applicable law, including claims of harassment

(including in violation of Title VII of the Civil Rights Act, or similar state or local law); or
(4)on the basis of age (including in violation of the Age Discrimination in Employment Act (“ADEA”), as amended, or similar state law); or
(5)on the basis of disability (including in violation of the Americans with Disabilities Act, as amended, or similar state law); or
(6)on the basis of sexual orientation, marital status, parental status, pregnancy, veteran status, source of income, entitlement to benefits, genetic information, concerted activities, or any other status protected by local, state or federal laws, constitutions, regulations, ordinances or executive orders; or
(7)on the basis of aiding, abetting, inciting, coercing, or compelling with respect to any claim;
(ii)Violations of Employee Retirement Income Security Act of 1974 (ERISA) or the Consolidated Omnibus Budget Reconciliation Act (COBRA) or similar state law; or
(iii)Violation of the Occupational Health and Safety Act (OSHA) or similar state law; or
(iv)Claims for breach of contract related to personnel policies, procedures, handbooks, any covenant of good faith and fair dealing, or any express or implied contract of any kind; or
(v)Violations of public policy, state, federal or local statutory and/or common law, including but not limited to claims for: personal injury; invasion of privacy; retaliatory discharge; wrongful discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to Employee or any member of her family; and/or promissory estoppel; or
(vi)Any obligation of First Interstate for any reason to pay Employee damages, penalties, expenses, litigation costs (including attorneys’ fees), back pay, front pay, disability or other benefits (other than any accrued pension benefits), wages, salary, benefits or other additional compensation, compensatory damages, punitive damages, and/or interest.
c)The Parties acknowledge further that in the event Employee brings a claim in which Employee seeks damages against a Released Party or in the event Employee seeks to recover against a Released Party in any claim brought by a Government Agency on Employee’s behalf, this release shall serve as a complete defense to any such claims. Employee waives the right to recover any money or other compensation in connection with a governmental charge or investigation and will remit any monies recovered in any such action to First Interstate.

d)Excluded from the released claims above are:
(i)Claims which Employee cannot waive by law;
(ii)Claims for breach of this Agreement;
(iii)Claims, which arise after the date Employee signs this Agreement;
(iv)Employee's right to file a charge with an administrative agency or to participate in any agency investigation, subject to the limitations in Section 5 and Section 6(c);
(v)Claims for benefits under tax-qualified plans or other benefit plans in which Employee is vested (including claims under retirement or equity plans sponsored or maintained by First Interstate or the Company’s Deferred Compensation Plan); and
(vi)Claims with respect to indemnification, contribution, advancement of expenses and/or coverage under any director and officer or other insurance policy.
e)Subject to the second sentence of this Section 6(e), First Interstate, on behalf of itself, its subsidiaries and controlled affiliates, hereby acknowledges full and complete satisfaction of and releases and forever discharges Employee from any and all claims, obligations, duties, damages or liabilities, known or unknown, arising out of or in any way related to Employee’s employment with First Interstate, including without limitation, state and federal common law or statutory claims regulating employment; and any and all tort, contract, common law, or statutory claims of any kind whatsoever. Notwithstanding the foregoing, First Interstate does not release Employee from claims arising out of or attributable to: (i) events, acts, or omissions taking place after the date hereof; (ii) Employee’s breach of the terms and conditions of the Agreement; and (iii) any criminal activities, misconduct or gross negligence by Employee occurring during the Employee’s employment with First Interstate, resulting in harm to First Interstate.
7.Return of Property. Employee will return to First Interstate all documents, correspondence, reports, files, memoranda, manuals, ledgers, and records of any kind whatsoever; credit cards and passes; door and file keys; equipment; computer hardware; software; files and disks; password or logons to First Interstate’s social media platforms; and other physical property that Employee received or prepared or helped prepare in connection with Employee’s employment and that Employee had in Employee’s possession as and when requested by First Interstate. Employee shall not retain any copies, duplicates, reproductions, or excerpts thereof.
8.Confidential Information Employee will not discuss with any other persons any confidential or proprietary information relating to the business of the Released Parties, to which Employee may have become privy while employed by First Interstate. Previous non-disclosure agreements between Employee and First Interstate are incorporated herein by reference and remain in full force and effect.

9.Survival of Non-Solicitation and Other Covenants. Section 11 of the Employment Agreement, captioned “Post-Termination Obligations,” which includes, but is not limited to, a post-Separation Date non-solicitation restriction, a non-competition provision and confidentiality restrictions, is hereby incorporated by reference herein and remains in full force and effect, with the “Termination Date” set forth in the Employment Agreement to be the end of the “Transition Period” (also referred to as the “Separation Date”) set forth in this Agreement and Section 11(f) of the Employment Agreement shall be deemed to apply to the payments described in Sections 3 and 4 of this Agreement.
10.No Admission of Liability. This Agreement will not in any way be construed as an admission by the Released Parties that they have acted wrongfully with respect to Employee or any other person, or that Employee has any claims whatsoever against the Released Parties, and the Released Parties specifically disclaim any liability to or wrongful acts against Employee or any other person.
11.Waiver. This agreement contains a waiver of Employee’s rights and claims under the ADEA. The waiver must be knowing and voluntary, which means, as a minimum, that Employee understands that:
a)the waiver is part of an agreement between Employee and First Interstate and is written so that Employee understands it;
b)the waiver specifically refers to rights or claims under the ADEA;
c)Employee does not waive any rights or claims that may arise after execution of this Agreement;
d)Employee’s waiver is in exchange for consideration that is more valuable than what Employee is already entitled to;
e)Employee is advised to consult with an attorney prior to executing this Agreement;
f)Employee has up to 21 days after receipt of this Agreement and its accompanying disclosures to decide whether to execute it (“Consideration Period”). Should Employee execute the Agreement prior to the expiration of the 21-day Consideration Period, Employee has knowingly waived her right to consider the Agreement for 21 days; and
g)By executing this Agreement, Employee acknowledges that Employee understands the above points, and represents that Employee’s waiver is knowing and voluntary.
12.Revocation. Employee hereby acknowledges and understands that Employee shall have seven (7) days from the date of Employee’s execution of this Agreement to revoke this Agreement (including, without limitation, any and all claims arising under the ADEA) by providing written notice of revocation delivered to Rachel Turitto, Executive Vice President and Chief Human Resources Officer of First Interstate, no later than 5:00 p.m. on the seventh day after Employee has signed the Agreement. In addition, Employee acknowledges and understands that Employee shall have seven (7) days from the date of the Reaffirmation, to revoke such Reaffirmation; provided that any revocation of the Reaffirmation shall revoke only Employee’s release of claims that were not otherwise released upon her initial execution and non-revocation of this Agreement. Neither First Interstate nor any other person is obligated to provide any payments or benefits to Employee pursuant to this Agreement, or the Reaffirmation, as applicable, if Employee revokes this Agreement. If Employee revokes this

Agreement pursuant to this Section 12, Employee shall be deemed not to have accepted the terms of this Agreement, and no action shall be required of First Interstate under any section of this Agreement. This Agreement and the Reaffirmation, in each case, will not become effective and enforceable until the eighth day after Employee’s signature (if not revoked pursuant to the terms of this paragraph).
13. Cooperation. During the Transition Period, Executive Advisor Period, and thereafter, upon request from First Interstate, Employee agrees to cooperate with First Interstate in the defense of any claims or actions that may be made by or against any member of First Interstate, or in connection with any governmental investigation or proceeding, in each case that relates to Employee’s actual or prior areas of responsibility; provided that, First Interstate shall make reasonable efforts to minimize disruption of Employee’s other activities and shall pay or reimburse Employee for any reasonable, pre-approved travel and other direct expenses reasonably incurred by Employee following the Separation Date to comply with Employee’s obligations under this Section 13.
14.No Disparagement or Harm. Employee agrees not to criticize, denigrate or disparage First Interstate or any one of its products, services or practices or those associated with First Interstate, including, without limitation, any employees, officers or directors of First Interstate. First Interstate agrees not to publish any statement that would, and to instruct each executive officer and each member of the Board of First Interstate, not to denigrate or disparage Employee. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including depositions in connection with such proceedings or other legally protected disclosures or communications).
15.No Representations. Employee acknowledges that Released Parties have not made and do not make any representations regarding the tax consequences of this Agreement or any payments made hereunder. First Interstate will make the normal employer contributions including FICA, Medicare, workers’ compensation, and unemployment insurance related to the payments due hereunder, except with respect to the payments made pursuant to Section 4 relating to the Consulting Period.
16.Full and Independent Knowledge/No Representations. First Interstate hereby advises Employee to have this Agreement reviewed by independent counsel. Employee enters into this Agreement with full knowledge of the situation, without any representation of any kind being made by First Interstate or its representatives, other than those contained herein. Employee represents and agrees that Employee has carefully read and fully understands all of the provisions of this Agreement, and that Employee is voluntarily entering into this Agreement.
17.Legal Fee Reimbursement. Upon presentation of reasonable documentation, First Interstate shall reimburse Employee for reasonable and customary attorneys’ fees incurred in connection with the review and finalization of this Agreement, up to a maximum amount of $20,000 in the aggregate.
18.Miscellaneous.
a)This Agreement is made and entered into in the State of Montana and must in all respects be interpreted, enforced, and governed under the laws of the State of Montana.

b)Any action or proceeding arising out of this Agreement will be litigated in courts located in Yellowstone County, Montana. Each party consents and submits to the jurisdiction of any local, state, or federal court located in Yellowstone County, Montana.
c)If any action, suit, or proceeding is instituted to interpret, enforce, or rescind this Agreement, or otherwise in connection with the subject matter of this Agreement, including but not limited to any proceeding brought under the United States Bankruptcy Code, the prevailing party on a claim will be entitled to recover with respect to the claim, in addition to any other relief awarded, the prevailing party’s reasonable attorney's fees and other fees, costs, and expenses of every kind incurred in connection with the arbitration, action, suit, or proceeding, any appeal or petition for review, the collection of any award, or the enforcement of any order, as determined by the arbitrator or court.
d)The terms and provisions of this Agreement are contractual and comprise the entire agreement between the parties. This Agreement supersedes any and all prior agreements or understandings between the parties pertaining to the subject matter of this Agreement other than expressly referenced herein.
e)Nothing contained in this Agreement is intended to violate any applicable law, rule or regulation. If any part of this Agreement is construed to be in violation of a federal, state or local law, rule or regulation by the highest court to which the matter is appealed by any of the Released Parties, then that part shall be null and void, but the balance of the provisions of this Agreement shall remain in full force and effect.
19.Section 409A.
a)It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended, including the Treasury regulations and other published guidance relating thereto (the “Code”), so as not to subject Employee to payment of any interest or additional tax imposed under Section 409A of the Code (“Section 409A”). To the extent that any amount payable under a First Interstate benefit plan or agreement would trigger any additional tax, penalty or interest imposed by Section 409A, First Interstate shall use reasonable efforts to modify such plan or agreement to the extent necessary to avoid such additional tax, penalty or interest yet preserve (to the nearest extent reasonably possible) the intended benefit payable to Employee.
b)If at the time of Employee’s separation from service, Employee is a “specified employee,” as hereinafter defined, any and all amounts payable under this Agreement in connection with such separation from service that constitute deferred compensation subject to Section 409A, as determined by First Interstate in its sole discretion, and that would (but for this sentence) be payable within six months following such separation from service, shall instead be paid on the date that follows the date of such separation from service by six months. For purposes of the preceding sentence, “separation from service” shall be determined in a manner consistent with subsection (a)(2)(A)(i) of Section 409A and the term “specified employee” shall mean an individual determined by First Interstate to be a specified employee as defined in subsection (a)(2)(B)(i) of Section 409A.

c)Notwithstanding anything to the contrary herein, to the extent required by Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A. For purposes of Section 409A, each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A. Notwithstanding anything to the contrary herein, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A, (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to Employee during any calendar year shall not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Employee in any other calendar year, (ii) the reimbursements for expenses for which Employee is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.
20.EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS FULLY READ AND FULLY UNDERSTANDS THIS AGREEMENT; THAT EMPLOYEE ENTERED INTO IT FREELY AND VOLUNTARILY AND WITHOUT COERCION OR PROMISES NOT CONTAINED IN THIS AGREEMENT; THAT EMPLOYEE WAS GIVEN THE OPPORTUNITY TO REVIEW THIS AGREEMENT WITH LEGAL COUNSEL OF EMPLOYEE’S CHOICE BEFORE SIGNING IT; AND THAT EMPLOYEE CONSULTED WITH AN ATTORNEY PRIOR TO SIGNING IT.

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DATED: this February 24, 2025

/s/ MARCY D. MUTCH_____________
Marcy D. Mutch

Agreed to by First Interstate BancSystem, Inc.

/s/ JAMES A. REUTER	February 24, 2025
James A. Reuter President & Chief Executive Officer	Date

Agreed to by First Interstate Bank

/s/ JAMES A. REUTER	February 24, 2025
James A. Reuter President & Chief Executive Officer	Date